ISSUER FREE WRITING PROSPECTUS
(RELATING TO THE PRELIMINARY PROSPECTUS
SUPPLEMENT DATED DECEMBER 14, 2009 AND
THE PROSPECTUS DATED MAY 11, 2009)
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-159111
DECEMBER 14, 2009
AFLAC INCORPORATED
$400,000,000
6.90% SENIOR NOTES DUE 2039
FINAL TERM SHEET
Dated December 14, 2009

Issuer:	Aflac Incorporated
Ratings*:	A2; negative outlook (Moody’s)/A-; negative outlook (S&P)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	December 14, 2009
Settlement Date (T+3):	December 17, 2009
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman, Sachs & Co. (50%)
J.P. Morgan Securities Inc. (50%)
Principal Amount:	$400,000,000
Public Offering Price:	98.951% of principal amount
Underwriting Discount:	0.875%
Proceeds, Before Expenses:	$392,304,000
Maturity Date:	December 17, 2039
Coupon:	6.900%
Benchmark Treasury:	4.50% due August, 2039
Spread to Benchmark:	+250 basis points (2.5%)
Treasury Yield:	4.484%
Re-offer Yield:	6.984%
Interest Payment Dates:	Semi-annually on December 17th and June 17th, commencing on
June 17th, 2010
Record Dates:	June 1st and December 1st of each year
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 40 basis points
CUSIP:	001055AD4
* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.
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